SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2007

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH		45069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See the discussion below under Item 3.02, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On May 24, 2007, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue to certain institutional investors 1,789,649 shares of common stock for gross proceeds of $16.5 million. Pursuant to the terms of the Securities Purchase Agreement, 1,683,060 shares were sold at $9.15 per share and 106,589 shares were sold to an entity affiliated with one of our directors at $10.32 per share, the closing bid price on May 23, 2007. Net proceeds to us from the sale of the shares will be approximately $15.2 million, after deducting a 6% placement agent’s fee and transaction expenses. We expect to close the transaction on or about May 30, 2007, subject to the satisfaction of customary closing conditions. The net proceeds from the offering will be used for working capital and general corporate purposes, including research and development activities and potential acquisitions or other strategic initiatives.

In connection with the financing, we entered into a Registration Rights Agreement, under which we agreed to file a Registration Statement with the Securities and Exchange Commission, or SEC, for the resale of the shares of common stock sold in the private placement on or prior to the 30th calendar day following the closing date. Pursuant to the Registration Rights Agreement, we have agreed to use our reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable but in no event later than the earlier of (i) the 90th calendar day following the closing date; provided, that, if the SEC reviews and has written comments to the Registration Statement, then the 120th calendar day following the closing date, and (ii) the fifth trading day following the date on which we are notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments. We have also agreed to use our reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act of 1933, as amended, until the earlier of (i) such time as all of the shares covered by the Registration Statement have been publicly sold, or (ii) the date that all of the shares covered by the Registration Statement may be sold by non-affiliates without volume restrictions pursuant to Rule 144(k) promulgated by the SEC pursuant to the Securities Act. Failure to file the Registration Statement in a timely manner will result in payment by us to the purchasers of penalties, subject to certain limitations set forth in the Registration Rights Agreement. Such penalties are also payable in the event that the Registration Statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the Registration Statement following its effectiveness, each as described in the Registration Rights Agreement.

The shares of common stock described in this Item 3.02 have not been registered under the Securities Act or state securities laws and are being sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. The shares of common stock described in this Item 3.02 may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. Each of the investors has represented to us that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. At the time of their issuance, the securities described in this Item 3.02 will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

The preceding descriptions of the Securities Purchase Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. A copy of the press release relating to the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description
10.1	Securities Purchase Agreement, dated May 24, 2007, by and between AtriCure, Inc. and those purchasers executing the Securities Purchase Agreement.

10.2	Registration Rights Agreement, dated May 24, 2007, by and between AtriCure, Inc. and those purchasers executing the Registration Rights Agreement.

99.1	Press Release of AtriCure, Inc. dated as of May 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

By:	/s/ Julie A. Piton
Julie A. Piton
Vice President and Chief Financial Officer

Dated: May 25, 2007

EXHIBIT LIST

No.	Description
10.1	Securities Purchase Agreement, dated May 24, 2007, by and between AtriCure, Inc. and those purchasers executing the Securities Purchase Agreement.

10.2	Registration Rights Agreement, dated May 24, 2007, by and between AtriCure, Inc. and those purchasers executing the Registration Rights Agreement.

99.1	Press Release of AtriCure, Inc. dated as of May 24, 2007.